UNITED STATES SECURITIES AND EXCHANGE COMMISSION

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2024

Data I/O Corporation
(Exact name of registrant as specified in its charter)

Washington	0-10394	91-0864123
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6645 185th Ave. N.E., Suite 100, Redmond, WA 98052
(Address of principal executive offices, including zip code)

(425) 881-6444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                                           □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act                                    □

Items reported in this filing:

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Item 9.01 Financial Statements and Exhibits

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Retirement of Anthony Ambrose:

Anthony Ambrose will no longer be serving as President of Data I/O Corporation (the “Company”) effective September 1, 2024. Effective October 1, 2024, Mr. Ambrose will no longer serve as Chief Executive Officer of the Company. During the period of October 1, 2024 through October 15, 2024, Mr. Ambrose will continue to transition his duties and responsibilities to the new President and Chief Executive Officer. Mr. Ambrose will retire as an employee of the Company effective October 15, 2024 and from the Board of Directors of the Company effective October 31, 2024. Mr. Ambrose’s decision to retire as a member of the Board of Directors was not the result of any disagreement with the Company or its management.

Mr. Ambrose and the Company entered into a Transition Agreement pertaining to the termination of Mr. Ambrose’s employment in order to effect an orderly transition wherein Mr. Ambrose agrees to provide reasonable telephonic transition assistance at mutually agreeable times to the new President and CEO and the Board of Directors for up to one year from October 15, 2024.  Mr. Ambrose will be paid his usual and customary compensation and benefits due him for services provided through October 15, 2024.  Additionally, Mr. Ambrose will receive payments for one year totaling $347,000 to be paid as salary continuation in exchange for Mr. Ambrose’s covenants and waiver and releases set forth in the Transition Agreement.

Appointment of William Wentworth:

The Company has appointed William “Bill” Wentworth, age 58, as its President effective September 1, 2024, and Chief Executive Officer effective October 1, 2024 to replace Anthony Ambrose. Mr. Wentworth, who currently serves on the Board of Directors of the Company, will remain on the Board of Directors.

Bill Wentworth and the Company entered into an Executive Employment Agreement outlining the employment arrangements which include: base salary of $347,000; participation in the Company’s Management Incentive Compensation Plan (“MICP”) with an incentive compensation target of 60% of base salary; and inducement grants of 200,000 shares of non-qualified options with a four-year quarterly vesting period and six year life term.  In addition to the Executive Employment Agreement, Bill has previously entered into the Company’s standard  Indemnification Agreement.

Mr. Wentworth was appointed a director of the Company effective May 18, 2023.  He comes to Data I/O with a wealth of industry experience spanning over 35 years, including private equity and M&A exposure.  As the CEO of Source Electronics, the global market share leader in programming and test services, he was a Data I/O customer and led the sale of controlling interest of Source Electronics to HIG Capital in 2001 and the company’s subsequent sale to Avnet in 2008 with significant investor return.  Under Mr. Wentworth’s leadership, Source developed compelling programming solutions for the automotive and consumer industries, expanding the business and limiting its industry and customer concentration. More recently, as President and owner of Wentworth Advisors, he has consulted in the programming, IT, and private equity markets, focusing on expanding deal flow, performing due diligence and Board service.

There were no arrangements or understandings pursuant to which Mr. Wentworth was selected as an officer. There were no related party transactions to report between Mr. Wentworth and the Company.

Item 9.01 Financial Statements and Exhibits.

       (d)                               Exhibits

Exhibit No.	Description

99.0	Press Release: Data I/O Announces CEO Transition Plan: Industry Veteran Bill Wentworth to Lead Company

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

August 20, 2024	By: /s/ Gerald Y. Ng Gerald Y. Ng Vice President & Chief Financial Officer